Exhibit 3.1C

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

NEWEGG INC.

NEWEGG INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said Corporation, pursuant to a written consent of the directors dated as of December 21, 2005, duly adopted the following resolutions setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and directing its officers to submit said amendment to the stockholders of said Corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

WHEREAS, it is deemed to be advisable and in the best interests of the Corporation and its stockholders that the Corporation’s Amended and Restated Certificate of Incorporation be amended to change the provisions of Section B(1)(a), Section B(2)(a), Section B(3)(e)(v), Section B(7)(a) and Section B(7)(e) of Article FOURTH thereof;

NOW, THEREFORE, BE IT RESOLVED, that Section B(l)(a) of Article FOURTH of the Corporation’s Amended and Restated Certificate of Incorporation be amended to read in its entirety as follows:

“(a) Series B Preferred Stock. The Corporation shall not declare, pay or set aside any dividends on shares of Common Stock or Series A Preferred Stock (other than dividends on all then outstanding shares of Common Stock payable in shares of Common Stock) in any year unless the holders of the Series B Preferred Stock then outstanding shall first receive, prior to and in preference to the payment of any dividends or other distribution on the shares of Common Stock or Series A Preferred Stock (other than dividends on all then outstanding shares of Common Stock payable in shares of Common Stock), or simultaneously receive for such year, a dividend on each outstanding share of Series B Preferred Stock in an amount at least equal to $0.49 per share of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, reclassification, combination or other similar recapitalization affecting such shares). The foregoing dividend shall not be cumulative. Notwithstanding the foregoing, the Corporation may, without regard to the preferential rights to dividends of the Series B Preferred Stock, declare and pay dividends to holders of the Series A Preferred Stock (or to the holders of Common Stock issued upon conversion thereof) on or before the first anniversary of the Series B Preferred Issue Date in an aggregate amount not to exceed the lesser of (i) $5,000,000 and (ii) the sum of (A) an amount sufficient such that each Founder (as defined in Subsection 3(e)(v)) shall be distributed at least the product of (x) the Founder’s allocable share of the taxable income and gains of Newegg Computers, a California corporation, as reflected on the Founder’s tax return, for the period commencing on January 1, 2005 and ending on the Series B Preferred Issue Date and (y) the highest marginal federal, California state and any local income taxes applicable to an individual residing in California; and (B) an amount sufficient such that each of Fred Chang, Howard Tong, Ken Lam and George Jiao (each a “Founder” and together the “Founders”) shall be distributed at least the amount, if positive, equal to (1) the product of (x) the Founder’s allocable share of the taxable income and gains of Newegg Computers, a California corporation, as reflected on the Founder’s tax return, for the year ended December 31, 2004 and (y) the highest marginal federal, California state and any local income taxes applicable to an individual residing in California, less (2) the amount which such Founder had paid prior to the Series B Preferred Issue Date as estimated taxes with respect to such year (which amounts for all Founders total not less than $3,468,000) (such dividends hereinafter referred to as “Tax Dividends”). The Corporation shall not declare, pay or set aside any dividends on shares of any class or series of capital stock of the Corporation (other than dividends on all then outstanding shares of Common Stock payable in shares of Common Stock and other than dividends specified in the preceding sentence and other than Tax Dividends) unless the holders of the Series B Preferred Stock then outstanding shall first receive, or simultaneously receive, in addition to any dividend payable pursuant to the foregoing provisions of this subsection, a dividend on each outstanding share of Series B Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series of capital stock that is convertible into Common Stock, that dividend per share of Series B Preferred Stock as would equal the product of (A) the dividend payable on each share of such Common Stock or such class or series of capital stock determined, if applicable, as if all such shares of such class or series of capital stock had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series B Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series of capital stock that is not convertible into Common Stock, at a rate per share of Series B Preferred Stock determined by dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock and multiplying such fraction by an amount equal to $6.18 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, reclassification, combination or other similar recapitalization affecting such shares) (such amount, as so adjusted from time to time, being hereinafter referred to as the “Series B Original Issue Price”).

RESOLVED, FURTHER, that Section B(2)(a) of Article FOURTH of the Corporation’s Amended and Restated Certificate of Incorporation be amended to read in its entirety as follows:

“(a) Preferential Payments to Holders of Series B Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of then outstanding shares of Series B Preferred Stock (the “Series B Holders”) shall be entitled to be paid out of the assets legally available for distribution to its stockholders before any payment shall be made to the holders of Series A Preferred Stock or Common Stock, by reason of their ownership thereof, an amount (the “Series B Liquidation Amount”) equal to the greater of (i) the Series B Original Issue Price, plus any dividends declared but unpaid thereon or (ii) the amount the Series B Holders would have received if such holders had converted all of their Series B Preferred Stock into Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation; provided, that solely upon a Deemed Liquidation Event (as defined in Section 2(d)), the Series B Liquidation Amount with respect to any then outstanding shares of Series B2 Preferred Stock shall be an amount equal to the greater of (A) four (4) times the Series B Original Issue Price, plus any dividends declared but unpaid thereon, and (B) the amount the Series B Holders would have received if such holders had converted all of their Series B Preferred Stock into Common Stock immediately prior to such Deemed Liquidation Event (the “Series B2 Priority Preference Amount”) (solely for avoidance of doubt, notwithstanding the foregoing, upon a Deemed Liquidation Event the Series B Liquidation Amount with respect to any then outstanding shares of Series B1 Preferred Stock (the “Series B1 Priority Preference Amount,” and, together with the Series B2 Priority Preference Amount, the “Series B Priority Preference Amount”), and the Series B Liquidation Amount with respect to any outstanding shares of Series B Preferred Stock upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation other than pursuant to a Deemed Liquidation Event, shall be one (1) times the Series B Original Issue Price, plus any dividends declared but unpaid thereon); provided, further, that, solely following the full payment of the Series B Priority Preference Amount, and solely upon a Deemed Liquidation Event, the holders of any then outstanding shares of Series B1 Preferred Stock (the “Series B1 Holders”) shall be entitled to be paid out of the assets legally available for distribution to the stockholders of the Corporation before any payment shall be made to the holders of Series A Preferred Stock or Common Stock, by reason of their ownership thereof, an additional amount equal to three (3) times the Series B Original Issue Price (the “Series B1 Secondary Preference Amount,” which together with the Series B1 Priority Preference Amount, the “Series B1 Preference Amount”). However, notwithstanding anything to the contrary herein, under no circumstances shall the aggregate Series B1 Preference Amount received by the Series B1 Holders in a Deemed Liquidation Event exceed the greater of (A) four (4) times the Series B Original Issue Price, plus any dividends declared but unpaid thereon, and (B) the amount such Series B1 Holders would have received if such holders had converted all of their Series B1 Preferred Stock into Common Stock immediately prior to such Deemed Liquidation Event. Anything to the contrary herein notwithstanding, in the event the Corporation has received from the holders of Series B Preferred Stock a notice requesting redemption pursuant to Section 7(a), then with respect to any liquidation, dissolution or winding up of the Corporation (including without limitation a Deemed Liquidation Event), the Series B Liquidation Amount (i) with respect to any then outstanding shares of Series B2 Preferred Stock shall be the Series B2 Mandatory Redemption Price plus any accrued Redemption Interest, and (ii) with respect to any then outstanding shares of Series B1 Preferred Stock shall be the sum of the Series B1 Mandatory Redemption Price plus the Series B1 Secondary Mandatory Redemption Price, plus any accrued Redemption Interest. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full Series B Liquidation Amount with respect to all of such shares, the holders of shares of Series B Preferred Stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.”

RESOLVED, FURTHER, that Section B(3)(e)(v) of Article FOURTH of the Corporation’s Amended and Restated Certificate of Incorporation be amended to read in its entirety as follows:

“(v) purchase or redeem or pay or declare any dividend or make any distribution on, any shares of stock (including without limitation any stock dividend, stock split, combination or other similar recapitalization affecting the Series A Preferred Stock), or permit any subsidiary of the Corporation to take any such action (except for dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock) other than (i) dividends on the Series B Preferred Stock as provided under Section B.1(a) of this Article Fourth, (ii) repurchases of securities from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the original purchase price (or at such other price as otherwise approved by the Board of Directors, including the approval of the Series B Director) (iii) securities purchased pursuant to the rights of the Corporation under the Right of First Refusal and Co-Sale Agreement by and among the Corporation and the investor and stockholders named therein (iv) Tax Dividends and (v) redemption of Series B Preferred Stock pursuant to Section 7;”

RESOLVED, FURTHER, that, clause (y) of Section B(3)(e)(vii) of Article FOURTH of the Company’s Amended and Restated Certificate of Incorporation be amended to read in its entirety as follows:

“(y) transactions contemplated by the Series B Stock Purchase Agreement between the Corporation and certain stockholders dated September 27, 2005 (the “Stock Purchase Agreement”) and out-of-pocket expenses in connection therewith or.”

RESOLVED, FURTHER, that clause (i) of Section B(4)(d)(i)(E)(IV) of Article FOURTH of the Company’s Amended and Restated Certificate of Incorporation be deleted in its entirety.

RESOLVED, FURTHER, that Section B(7)(a) of Article FOURTH of the Corporation’s Amended and Restated Certificate of Incorporation be amended to read in its entirety as follows:

“(a) Redemption Upon Election of Holders.

(i) Priority Redemption. Shares of Series B Preferred Stock shall be redeemed by the Corporation, out of funds lawfully available therefor, at a price equal to (A) in the case of the Series B1 Preferred Stock, the Series B Original Issue Price per share, plus an amount equal to all declared but unpaid dividends thereon (the “Series B1 Mandatory Redemption Price”), or (B) in the case of the Series B2 Preferred Stock, two

(2) times the Series B Original Issue Price per share, plus an amount equal to all declared but unpaid dividends on each share of Series B2 Preferred Stock (the “Series B2 Mandatory Redemption Price”). The aggregate amount that all holders of Series B Preferred Stock shall be entitled to receive under this Section 7(a)(i) shall be referred to as the “Priority Redemption Amount.” Such redemption shall be effected in three (3) equal annual installments commencing sixty (60) days after receipt by the Corporation at any time on or after the date that is four (4) years after the Series B Preferred Issue Date, from (A) the holders of shares of Series B Preferred Stock representing at least 70% of the voting power of all then outstanding shares of Series B Preferred Stock or (B) the holders of shares of Series B2 Preferred Stock representing at least 70% of the voting power of all then outstanding shares of Series B2 Preferred Stock, of written notice requesting redemption of all shares of Series B Preferred Stock (the date of each such installment being referred to as a “Scheduled Redemption Date”). On each Scheduled Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Series B Preferred Stock owned by each holder, that number of outstanding shares of Series B Preferred Stock determined by dividing (A) the total number of shares of Series B Preferred Stock outstanding immediately prior to such Scheduled Redemption Date by (B) the number of remaining Scheduled Redemption Dates (including the Scheduled Redemption Date to which such calculation applies); provided, however, that, in the event that following the time the Corporation has received from the holders of Series B Preferred Stock a notice requesting redemption pursuant to this Section 7(a)(i) a Qualifying Public Offering occurs (a “Post-Redemption Offering”), then any and all outstanding shares of Series B2 Preferred Stock shall upon the closing of such Qualifying Public Offering be redeemed hereunder and the Series B2 Redemption Price, plus any accrued Redemption Interest (as defined below) shall be paid in full upon such closing; provided, further, that Excluded Shares (as such term is defined in subsection (c) of this Section 7) and Remaining Redeemable Shares (as defined below) shall not be redeemed and shall be excluded from the calculations set forth in this sentence; and provided, further, that the Corporation may at its sole election after receipt of a notice requesting redemption pursuant to this Section 7(a)(i), (x) redeem on the first and/or second Scheduled Redemption Dates any number of shares it determines in excess of the amount required to be redeemed thereon and/or (y) redeem on any date or dates prior to the second or third Scheduled Redemption Dates, upon written notice to the holders pursuant to Section 7(c) (except that the notice period provided thereunder shall be ten (10) days rather than twenty (20)), any number of shares of Series B Preferred Stock then outstanding, any such date and each Scheduled Redemption Date, the date of closing of a Post-Redemption Offering, and the date of closing of an IPO as provided in Section 7(b) each being herein a “Redemption Date”. In the event that on or prior to each Redemption Date, the Corporation has not redeemed the minimum number of shares of Series B2 Preferred Stock required to be redeemed pursuant to the preceding sentence, the Series B2 Mandatory Redemption Price relating to the number of shares so required to be, but not, redeemed shall bear interest at a rate of seventeen percent (17%) per annum, compounding annually, until paid (the “Redemption Interest”). If the Corporation does not have sufficient funds legally available to redeem on any Redemption Date all shares of Series B Preferred Stock and of any other class or series of stock to be redeemed on such Redemption Date, the Corporation shall redeem a pro rata portion of each holder’s redeemable shares of such stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed (“Remaining Redeemable Shares”) as soon as practicable after the Corporation has funds legally available therefor. Until such redemption of the Remaining Redeemable Shares, the Remaining Redeemable Shares shall remain outstanding and entitled to all the rights, preferences and privileges of such shares provided for herein.

(ii) Secondary Redemption. Solely (a) if sufficient legally available funds exist to fully pay the full Priority Redemption Amount (plus any Redemption Interest thereon), and (b) following payment of such full Priority Redemption Amount (plus any Redemption Interest thereon), the Company shall be required to pay to the holders of Secondary Rights an additional amount per Secondary Right equal to the Series B Original Issue Price per share (the “Series B1 Secondary Mandatory Redemption Price”) to the extent there are legally available funds therefor. The Series B1 Secondary Mandatory Redemption Price, if the conditions in the previous sentence have been satisfied, shall be paid, to the extent there are legally available funds therefor, in three (3) equal annual installments commencing within sixty (60) days of the date on which the Priority Redemption Amount (plus any Redemption Interest thereon) is paid in full (the date of each such installment being referred to as a “Scheduled Secondary Redemption Date”) or, at the sole election of the Corporation, at such earlier times, following the satisfaction of such conditions,. In the event that the Corporation does not make the full required payment of the Series B1 Secondary Mandatory Redemption Price on a Scheduled Secondary Redemption Date to the extent that it has legally available funds therefor, the amount of such unpaid Series B1 Secondary Mandatory Redemption Price shall bear interest until the date of such payment at a rate of seventeen percent (17%) per annum, compounding annually until paid (the “Secondary Redemption Interest”). If the Corporation does not have sufficient funds legally available to make a payment of the Series B1 Secondary Mandatory Redemption Price as scheduled on any Scheduled Secondary Redemption Date, the Corporation shall pay a pro rata portion of the amount scheduled to be paid on such date to each holder of Secondary Rights to the extent it has funds legally available therefore, and shall make the remainder of such payment as soon as practicable after the Corporation has funds legally available therefor.”

RESOLVED, FURTHER, that Section B(7)(e) of Article FOURTH of the Corporation’s Amended and Restated Certificate of lncorporation be amended to read in its entirety as follows:

“(e) Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, or the closing of a Post-Redemption Offering occurs, in the case of a redemption pursuant to Section 7(a)(i), or if the closing of the IPO occurs in the case of a redemption pursuant to Section 7(b), and if on the applicable Redemption Date the Series B1 Mandatory Redemption Price, Series B2 Mandatory Redemption Price, IPO Cash Redemption Payment and/or IPO Stock Redemption Payment, as the case may be, payable upon redemption of the shares of Series B Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Series B Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares (including without limitation conversion rights, voting rights and rights upon liquidation) shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Series B1 Mandatory Redemption Price, Series B2 Mandatory Redemption Price, IPO Cash Redemption Payment and/or IPO Stock Redemption Payment, as the case may be, without interest upon surrender of their certificate or certificates therefor. Solely in the case of Series B1 Preferred Stock, in the event of a redemption pursuant to Section 7(a)(i), holders of shares of Series B1 Preferred Stock that are redeemed on a Redemption Date shall retain the secondary redemption right set forth in Section 7(a)(ii) with respect to each share of Series B1 Preferred Stock so redeemed (a “Secondary Right” and collectively “Secondary Rights”), it being understood that the Secondary Right shall represent solely the right to receive the Series B1 Secondary Mandatory Redemption Price pursuant to Section 7(a)(ii) and that: (X) no dividends shall accrue with respect to such Secondary Rights, (Y) Secondary Rights shall not have any voting or other rights and privileges of Series B Preferred Stock or any other rights and privileges associated with the capital stock of the Corporation and (Z) Secondary Rights may not be sold, assigned, transferred, conveyed, hypothecated or otherwise transferred or disposed (including in a “hedging” or derivative transaction) other than by operation of law.

If on a Scheduled Secondary Redemption Date, the Series B1 Secondary Mandatory Redemption Price payable to holders of Secondary Rights on such Scheduled Secondary Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then all Secondary Rights (corresponding to such amount) shall forthwith after the Scheduled Secondary Redemption Date terminate, except only for the right to receive the Series B1 Secondary Mandatory Redemption Price, without interest, from such independent payment agent.”

RESOLVED FURTHER, that the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, on behalf of the Corporation, to submit the foregoing amendments to the stockholders of the Corporation for consideration thereof; and

RESOLVED FURTHER, that, following approval of the foregoing amendments by the stockholders of the Corporation, the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, on behalf of the Corporation, to prepare or cause to be prepared a Certificate of Amendment of Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”), to execute the Certificate of Amendment, and to file or cause to be filed the Certificate of Amendment with the Delaware Secretary of State; and

RESOLVED FURTHER, that the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, on behalf of the Corporation, to prepare and execute such other documents and to take such other actions as such officer or officers shall deem to be necessary, appropriate or advisable in order to effect the foregoing amendments to the Corporation’s Amended and Restated Certificate of Incorporation, and to otherwise carry out the intent and purposes of the foregoing resolutions.

SECOND: That, thereafter, by written consent of the holders of a majority of the voting stock of said Corporation, the necessary number of shares required by statute were voted in favor of the amendments.

THIRD: That said amendments have been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, NEWEGG INC. has caused this Certificate to be signed by its duly authorized officer this 21st day of December 2005.

[Signature Page to Amendment to Certificate of Incorporation]